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                                                                    EXHIBIT 99.4
                             LORAL CYBERSTAR, INC.
                               OFFER TO EXCHANGE

   LORAL CYBERSTAR'S 10% SENIOR NOTES DUE 2006 GUARANTEED BY LORAL SPACE AND
           WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF LORAL SPACE

                                      FOR

                         LORAL CYBERSTAR'S OUTSTANDING
                       11 1/4% SENIOR NOTES DUE 2007 AND
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2007

To: Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Enclosed for your consideration is a Prospectus and Consent Solicitation, dated November 14, 2001 (the "Prospectus"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") by Loral CyberStar, Inc., a Delaware corporation ("Loral CyberStar"), to exchange, upon the terms and subject to the conditions set forth in the Prospectus and in the Letter of Transmittal, up to $675 million aggregate principal amount of newly issued debt securities (the "New Notes") of Loral CyberStar, guaranteed by Loral Space & Communications Ltd., a Bermuda company ("Loral Space"), and up to 6,657,096 warrants to purchase common stock of Loral Space for any and all of the $912.5 million aggregate principal amount of certain outstanding securities issued by Loral CyberStar (the "Existing Notes") described herein.

     In connection with the Exchange Offer, Loral CyberStar is soliciting consents ("Consents") to amendments to the indentures under which Loral CyberStar issued the Existing Notes (the "Proposed Amendments") that would eliminate the restrictions on Loral CyberStar's operations currently included in those indentures (the "Consent Solicitation"). A holder who tenders the Existing Notes in the Exchange Offer will also be consenting to the Proposed Amendments.

     We are asking you to contact your clients for whom you hold Existing Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Existing Notes registered in their own name. Neither Loral CyberStar nor Loral Space will pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. You will, however, be reimbursed by Loral CyberStar and Loral Space for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Loral CyberStar and Loral Space will pay all transfer taxes, if any, applicable to the tender of Existing Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

     Enclosed are copies of the following documents:

     1. The Prospectus;

     2. A Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, for your use in connection with the tender of Existing Notes by record holders and for the information of your clients;

     3. A form of letter that may be sent to your clients for whose accounts you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer;

     4. A form of Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Existing Notes are not lost but not immediately available, or if the procedure for book-entry transfer cannot be completed on ot prior to the Expiration Date; and
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     5. A return envelope address to Bankers Trust Company, as Exchange Agent
        (the "Exchange Agent").

     Your prompt action is requested. The Exchange Offer will expire at 2:00 p.m., New York City Time, on December , 2001, unless extended (the "Expiration Date"). Existing Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 2:00 p.m., New York City time, on the Expiration Date.

     DTC Participants will be able to execute tenders through the DTC Automated Tender Offer Program.

     Please refer to the section of the Prospectus entitled "The Exchange Offer -- Procedures for Tendering" for a description of the procedures which must be followed to tender the Existing Notes in the Exchange Offer.

     To tender Existing Notes, certificates for Existing Notes or a Book-Entry Confirmation, a duly executed and properly completed Letter of Transmittal or a facsimile thereof, and any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from Morrow & Co., Inc., the Information Agent, by calling (800) 607-0088. International noteholders should call (212) 754-8000 collect. Banks and brokerage firms should call (800) 654-2468.

                                         Yours truly,

                                         LORAL CYBERSTAR, INC.

                                                     /s/ AVI KATZ
                                         ---------------------------------------
                                                        Avi Katz
                                              Vice President and Secretary

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

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